Exhibit 99.2


Trimaran Fund Invests $75 Million in SpectraSite Common Stock and Warrants

    CARY, N.C., Aug. 28 /PRNewswire/ --
SpectraSite Holdings, Inc. (Nasdaq: SITE) today announced that Trimaran Fund
II, L.L.C. ("Trimaran") has agreed to purchase approximately 3.4 million shares of the Company's common stock at $22.00 per share and will receive warrants to purchase an additional 1.5 million shares at a price of $28.00 per share.
    Trimaran, a private equity fund with over $900 million in committed capital, is managed by certain senior members of CIBC World Markets' Leveraged Finance Group. Trimaran is the successor to CIBC's Merchant Funds, whose previous investments included SpectraSite Holdings, Inc., Global Crossing Ltd., Seat Pagine Gialle S.p.A. and Peterson Publishing.

    About SpectraSite Communications, Inc.
    SpectraSite Communications, Inc. (http://www.spectrasite.com), based in Cary, North Carolina, is one of the leading providers of shared antennae sites and outsourced network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes owning and leasing antennae sites on towers, owning and leasing in-building wireless distribution systems, owning and managing rooftops, network planning and deployment, and construction of towers and related wireless facilities. SpectraSite owns or manages more than 15,000 sites, including 3,474 owned towers, in 98 of the top 100 markets in the United States. Pro forma for all pending transactions SpectraSite will own or manage more than 20,000 sites, including nearly 9,000 towers. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, Sprint PCS, AT&T Wireless, Verizon, BellSouth, VoiceStream, Telecorp, Teligent, Winstar, Metricom, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

    This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

    Contact:
        Noreen Allen                      Jeff Majtyka/Lenny Santiago
        SpectraSite Communications        Brainerd Communicators, Inc.
        919-349-8992                      212-986-6667
        noreen.allen@spectrasite.com      majtyka@braincomm.com /
                             santiago@braincomm.com




SOURCE  SpectraSite Holdings, Inc.
Web Site: http://www.spectrasite.com